                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 The Clorox Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 [CLOROX LOGO]
                               THE CLOROX COMPANY
                                   ---------
                         NOTICE OF 1999 ANNUAL MEETING
                                PROXY STATEMENT
                                      AND
                          ANNUAL FINANCIAL STATEMENTS
                                 -------------
                               ANNUAL MEETING OF
                                  STOCKHOLDERS
                               NOVEMBER 17, 1999

                                     [LOGO]

                               THE CLOROX COMPANY
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 17, 1999

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the "Company"), will be held at 9:00 A.M. on Wednesday, November 17, 1999, at the offices of the Company, 1221 Broadway, Oakland, California, for the following purposes:

    1. To elect a board of twelve directors to hold office until the next annual election of directors;

    2. To consider and vote upon an amendment of the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock of the Company;

    3. To ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2000; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 20, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

A copy of the Company's Annual Report for the fiscal year ended June 30, 1999 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE
(1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          Peter D. Bewley,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL
                                          AND SECRETARY

September 29, 1999

                               THE CLOROX COMPANY
                                 1221 BROADWAY
                           OAKLAND, CALIFORNIA 94612
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M. on November 17, 1999 at the above offices of the Company (the "Annual Meeting").

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

All share numbers in this proxy statement give effect to the two-for-one stock split declared July 20, 1999, effected in the form of a stock dividend paid August 23, 1999 on all shares of the Company's common stock, $1.00 par value (the "Common Stock"), outstanding as of the close of business on July 30, 1999.

The only voting securities of the Company are its shares of Common Stock, of
which             shares were outstanding and entitled to vote at the close of business on September 20, 1999. Only stockholders of record at the close of business on September 20, 1999 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the proposed election of directors, but will have the same legal effect as a vote against the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and the proposed ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about September 29, 1999.

PROPOSAL NO. 1:
NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, twelve persons will be elected as members of the board of directors, each for a one-year term. The Nominating Committee of the board of directors has nominated the twelve persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company's Annual Meeting of Stockholders held on November 18, 1998, except Mr. Robert Matschullat.

The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these twelve nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations.

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE

-----------------------------------------------------------------------------------------

DANIEL BOGGAN, JR. Senior Vice President, the National                    1990
Collegiate Athletic Association.

Mr. Boggan became Senior Vice President of the National
Collegiate Athletic Association in 1996, after having been
Group Executive Director for Education Services for the
National Collegiate Athletic Association since November 1994.
Previously, he had been Vice Chancellor for business and
administrative services at the University of
California at Berkeley since 1986. Prior to that, he served
several cities and two counties as a senior manager. Mr.                [PHOTO]
Boggan is a director of Payless Shoesource, Inc. and serves
on various local boards. Age: 53.

---------------------------------------------------------------------------------

JOHN W. COLLINS Former President and Chief Operating Officer              1993
of the Company.

Mr. Collins was President and Chief Operating Officer of the
Company from March 1986 through December 1989. He was also a
Director of the Company from July 1983 through October 1989.
Beginning January 1990, he was on a paid leave of absence,
which extended until his retirement on December 31, 1993. He was not active in the
Company's affairs from January 1990 until his reelection to             [PHOTO]
the board of directors in January 1993. Age: 68.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

URSULA FAIRCHILD Private Investor and Member of the                       1976
Supervisory Board of Henkel KGaA.

Ms. Fairchild is a private investor, as well as a member of
the Supervisory Board of Henkel KGaA, Duesseldorf, Germany
(manufacturer of household products and chemicals). She is a member of the Henkel family, which controls Henkel KGaA, and is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain
Relationships and Transactions, page 10 below). Age: 68.                [PHOTO]

---------------------------------------------------------------------------------

TULLY M. FRIEDMAN Chairman and Chief Executive Officer,                   1997
Friedman, Fleischer & Lowe, LLC.

Mr. Friedman is the Chairman and Chief Executive Officer of
Friedman, Fleischer & Lowe, LLC (a private investment firm).
Prior to that, Mr. Friedman was a founding partner of Hellman
& Friedman (a private investment firm) and a managing
director and general partner of Salomon Brothers, Inc. He is a director of Levi Strauss & Co., Inc.,
Mattel, Inc., McKesson Corp. and on the advisory board of
Tevecap, S.A. Mr. Friedman is also a member of the executive            [PHOTO]
committee, a trustee, and the treasurer of the American
Enterprise Institute. Age: 57.

---------------------------------------------------------------------------------

JUERGEN MANCHOT Vice-Chairman of the Shareholders' Commit-                1989
tee, Henkel KGaA.

Dr. Manchot is the Vice-Chairman of the Shareholders'
Committee of Henkel KGaA, Duesseldorf, Germany (manufacturer of household products and chemicals). He is a member of the
Henkel family, which controls Henkel KGaA, and is nominated
pursuant to an understanding between the Company and Henkel
KGaA (see Certain Relation-
ships and Transactions, page 10 below). Dr. Manchot is a                [PHOTO]
director of Transaction Network Services Inc. Age: 62.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

ROBERT W. MATSCHULLAT Vice Chairman and Chief Financial                   1999
Officer of The Seagram Company Ltd.

Mr. Matschullat is the Vice Chairman and Chief Financial
Officer of The Seagram Company Ltd. (a global company
engaging in two business segments: entertainment and spirits and wine). Prior to joining The Seagram Company Ltd. in 1995,
Mr. Matschullat served as head of worldwide banking for
Morgan Stanley & Co. Incorporated,
and was one of six management members of the Morgan Stanley
Group board of directors. He is a director of The Seagram               [PHOTO]
Company Ltd., Transamerica Corporation and USA Networks, Inc.
Age: 51.

---------------------------------------------------------------------------------

DEAN O. MORTON Retired Executive Vice President and Chief                 1991
Operating Officer, Hewlett-Packard Company.

Mr. Morton was the Executive Vice President, Chief Operating
Officer and a Director of Hewlett-Packard Company
(manufacturer of computer systems and test and measurement
instruments) until his retirement in 1992. Mr. Morton is a
director of ALZA Corporation, KLA-Tencor Inc., Centigram
Communications Corporation and BEA
Systems Inc. He is a trustee of The State Street Research
Group of Funds, The State Street Research Portfolios, Inc.              [PHOTO]
and The Metropolitan Series Fund Inc. Age: 67.

---------------------------------------------------------------------------------

KLAUS MORWIND Executive Vice President, Personally Liable                 1995
Associate, and Member of Management Board, Henkel KGaA.

Dr. Morwind is Executive Vice President, Personally Liable
Associate and a member of the Management Board of Henkel
KGaA, Duesseldorf, Germany (manufacturer of household
products and chemicals). He joined Henkel KGaA in 1969 and
held several management positions before assuming his current responsibility. Dr. Morwind is
nominated pursuant to an understanding between the Company
and Henkel KGaA (see Certain Relationships and Transactions,            [PHOTO]
page 10 below). Age: 56.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

EDWARD L. SCARFF Private Investor.                                        1986

Mr. Scarff has been a private investor for more than five
years. From 1983 through 1994, he was Chairman of the Board
and Chief Executive Officer of Arcata Corporation (commercial printer and manufacturer of redwood lumber). Mr. Scarff is a director of Unicon International Ltd., Channel Master LLC,
IMPCO Technologies and is
General Partner of Questor Management Co. Age: 68.                      [PHOTO]

---------------------------------------------------------------------------------

LARY R. SCOTT Executive Vice President, Arkansas Best                     1989
Corporation.

Mr. Scott was elected as Executive Vice President of Arkansas
Best Corporation (holding company with a multi-industry
composition) in January 1996. Previously, he had been
Chairman and Chief Executive Officer of WorldWay Corporation
from May 1993 until January 1996. Prior to that, Mr. Scott
was President and Chief Executive Officer of
Consolidated Freightways, Inc. (a worldwide transportation              [PHOTO]
company). Age: 63.

---------------------------------------------------------------------------------

G. CRAIG SULLIVAN Chairman of the Board and Chief Executive               1992
Officer of the Company.

Mr. Sullivan has been Chairman of the Board and Chief
Executive Officer of the Company since July 1, 1992.
Previously, he was Vice Chairman and Chief Executive Officer
(May-June, 1992); Group Vice President (1989-1992); Vice
President -- Household Products (1984-1989); and Vice
President -- Food Service Products
(1981-1984). He joined the Company in 1971. Mr. Sullivan is a           [PHOTO]
director of Levi Strauss & Co., Inc. Age: 59.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

C. A. (AL) WOLFE Retired President, U.S. Division, DDB                    1991
Needham Worldwide, and President, Al Wolfe Associates, Inc.

Mr. Wolfe is the President of Al Wolfe Associates, Inc., a
marketing and advertising consulting firm. He is the retired
President of the U.S. Division of DDB Needham Worldwide, a
major advertising agency. Previously, Mr. Wolfe had been
Executive Vice President of N.W. Ayer and Executive Vice
President and General Manager of Wells, Rich,
Greene advertising agencies. He is a director of Dolphin                [PHOTO]
Software, Inc. Age: 67.

---------------------------------------------------------------------------------

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating Committee, and the Employee Benefits and Management Compensation Committee. The Finance, Audit, Nominating, and Employee Benefits and Management Compensation Committees consist only of non-management, independent directors.

EXECUTIVE COMMITTEE. The Executive Committee, consisting of directors Collins, Fairchild, Friedman, Manchot, Morton, Scarff and Sullivan, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 1999.

FINANCE COMMITTEE. The Finance Committee consists of directors Boggan, Collins, Friedman, Manchot, Matschullat, Morton, Morwind and Scarff and, working with the Company's finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held 5 meetings during fiscal year 1999.

AUDIT COMMITTEE. The Audit Committee, composed of directors Fairchild, Matschullat, Morwind, Scarff, Scott and Wolfe, is the principal link between the board and the Company's independent public accountants. The Audit Committee makes recommendations to the board regarding selection and employment of the Company's independent auditors and, working with the Company's internal and external auditors, monitors internal audit and control procedures. The Audit Committee held 4 meetings during fiscal year 1999.

NOMINATING COMMITTEE. Directors Boggan, Fairchild, Scarff and Wolfe are members of the Nominating Committee. The Nominating Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board. The Nominating Committee will consider board nominee recommendations by stockholders which are submitted in writing to the Company's Secretary, together with biographical and business experience information regarding the nominee and other information that is required by Article II,
Section 11 of the Company's by-laws. The Nominating Committee held 5 meetings during fiscal year 1999.

COMPENSATION COMMITTEE. The Employee Benefits and Management Compensation Committee (the "Compensation Committee") consists of directors Fairchild, Friedman, Manchot, Morton and Scott. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company's executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company's executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held 4 meetings during fiscal year 1999.

The board of directors held nine meetings during fiscal year 1999. All directors attended more than 75% of the meetings of the board and committees of which they were members during fiscal year 1999, except for Dr. Manchot, who attended 50% of such meetings.

Non-management directors received an annual fee of $28,750 for the 1999 fiscal year. In addition, each non-management director received $1,000 for each board meeting attended and $875, increased to $1,000 in January 1999, for each committee meeting attended. The chairperson of each committee received $675 in addition for each committee meeting until January 1, 1999, when each committee chairperson's extra compensation was changed to an additional $3,000 annual fee. In addition, each non-management director is entitled to receive $1,000 per day for any special assignment requested of any such director by the board. No special assignment fees were paid in fiscal year 1999. Directors may elect to defer all or a part of such compensation pursuant to the terms of the Company's Independent Directors' Stock-Based Compensation Plan (the "Directors' Stock-Based Compensation Plan"). Management directors receive no extra compensation for their service as directors.

Under the Directors' Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of her or his annual retainer and meeting fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-employee director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred amounts at an annual interest rate equal to Wells Fargo Bank's prime lending rate in effect on January 1 of each year (7.75% at January 1, 1999). Each deferred stock unit represents a hypothetical share of Common Stock, and a participant's deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors' Stock-Based Compensation Plan are paid out in cash and/or Common Stock in five annual installments or, at the director's election, in one lump sum payment of cash and/or Common Stock.

Pursuant to the Company's 1993 Directors' Stock Option Plan, each non-management director received a grant of stock options covering 2,000 shares of Common Stock during fiscal year 1999 and will receive a grant covering 2,000 shares of Common Stock in subsequent fiscal years for which she or he continues to serve as a director. In addition, Mr. Robert Matschullat received an initial grant of stock options covering 8,000 shares of Common Stock during fiscal year 1999 in connection with joining the board of directors. Stock options under the 1993 Directors' Stock Option Plan vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors' Stock-Based Compensation Plan, and the stock option grants under the Directors' Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company's employee benefit plans.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 1999, the holdings of the Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each of the five executive officers named in the Summary Compensation Table on page 15 (the "Named Officers"), and (iii) all directors and executive officers of the Company as a group:

                                                     AMOUNT AND NATURE OF
                     NAME OF                              BENEFICIAL
               BENEFICIAL OWNER(1)                       OWNERSHIP(2)        PERCENT OF CLASS(3)
--------------------------------------------------  ----------------------  ---------------------
HC Investments, Inc.(4)                                     61,712,400                 26.0%
Daniel Boggan, Jr.                                               8,548                    *
John W. Collins                                                 65,000                    *
Ursula Fairchild                                                29,000                    *
Tully M. Friedman                                                5,000                    *
Gerald E. Johnston                                             240,582                    *
Peter N. Louras                                                454,578                    *
Juergen Manchot                                                 21,000                    *
Robert W. Matschullat                                              140                    *
Dean O. Morton                                                  25,000                    *
Klaus Morwind                                                   14,600                    *
Lawrence S. Peiros                                             175,022                    *
Karen M. Rose                                                  188,416                    *
Edward L. Scarff                                                37,000                    *
Lary R. Scott                                                   31,080                    *
G. Craig Sullivan                                            1,393,826                    *
C. A. (Al) Wolfe                                                17,000                    *
All directors and executive officers as a group
  (30 persons)(5)                                            4,409,720                  1.9%

---------

NOTES:

*   Does not exceed 1% of the outstanding shares.

(1) Correspondence to all executive officers and directors of the Company may be mailed c/o the Company to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1100 North Market Street, Suite 780, Wilmington, Delaware 19801.

(2) Each beneficial owner listed has sole voting and dispositive power (or shares such power with her or his spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 1999: Mr. Sullivan -- 1,265,504; Mr. Louras -- 416,640; Mr. Johnston -- 203,040; Mr. Peiros -- 136,508; Ms. Rose --
    156,060; Mr. Boggan--7,400; Mr. Friedman -- 5,000; Mr. Matschullat -- 0; Dr. Morwind--13,000; Mr. Wolfe -- 9,000; each of the other non-employee directors -- 17,000; and all directors, Named Officers and other executive officers as a group -- 3,699,692. The numbers in the table above include the following numbers of shares of Common Stock which the executive officers had the right to acquire on August 17, 1999 pursuant to vested performance units granted between April 1996 and March 1998: Mr. Sullivan -- 47,768; Mr. Johnston -- 18,184; Mr. Peiros -- 14,160; Ms. Rose -- 14,208; and all Named Officers and other executive officers as a group -- 168,880. The numbers in the table above do not include the following number of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units granted between April 1996 and March 1998: Mr. Sullivan -- 47,768; Mr. Louras -- 24,072; and all Named Officers and other executive officers as a group -- 92,656. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon: Mr. Sullivan -- 83,116; Mr. Louras -- 28,330; Mr. Johnston -- 15,990;

    Mr. Peiros -- 10,908; Ms. Rose -- 10,596; and all Named Officers and other executive officers as a group -- 215,353. The numbers in the table above do not include the following number of shares of Common Stock which the non-employee directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors' Stock-Based Compensation Plan: Mr. Boggan -- 4,718; Mr. Collins -- 3,606; Ms. Fairchild -- 14,916; Mr. Friedman -- 1,960; Dr. Manchot -- 3,840; Mr. Matschullat -- 0; Mr. Morton -- 5,278; Dr. Morwind -- 5,448; Mr. Scarff -- 30,582; Mr. Scott -- 6,544; and Mr. Wolfe -- 3,888.

(3) On July 31, 1999, there were 237,180,812 shares of Common Stock issued and outstanding.

(4) Indirect wholly-owned U.S. subsidiary of Henkel KGaA of Duesseldorf, Germany (manufacturer of household products and chemicals).

(5) Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Named Officers and all the vice presidents of the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the "Letter Agreement"), relating to ownership by Henkel KGaA of Common Stock and representation on the Company's board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5% of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA's maximum permitted ownership of Common Stock without consultation with the Company is limited to 30%, and Henkel KGaA has affirmed that it considers its investment in the Company as long-term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 1999.

During fiscal year 1995, in connection with joining the Company, Frank A. Tataseo, Vice President -- Sales of the Company, received a five-year $150,000 mortgage loan without interest from the Company, which loan remained outstanding during fiscal year 1999.

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of directors who have never been employees of the Company (see page 7).

COMPENSATION PHILOSOPHY.

The Compensation Committee determines executive compensation levels and policies designed to:

    - Motivate each executive toward the achievement of the Company's short and long-term goals, as reflected in its strategic business plans and its statement of principles and values;

    - Be competitive with comparable organizations;

    - Be based on both the Company performance and the individual's contributions to the Company's results;

    - Ensure that a significant proportion of each executive's total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance; and

    - Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS.

The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company's 1996 Executive Incentive Compensation Plan (the "EIC Plan"), and long-term incentive awards in the form of stock options and performance units under the Company's 1996 Stock Incentive Plan. The Compensation Committee regularly compares executive compensation to a compensation comparator group, as described below. The compensation guidelines are determined by the Compensation Committee based upon competitive data collected from the compensation comparator group and internal ranking within the executive officer group. General targeted competitive levels for base annual salary and annual, at-risk short-term incentive awards are the 50th percentile of such compensation comparator group. General targeted competitive levels for at-risk, long-term compensation are also the 50th percentile with opportunities at the 75th percentile of such compensation comparator group for superior financial performance. There is opportunity for the executive officers to earn more than the targeted levels if the Company's performance exceeds the measures discussed in this report and less when performance falls below the targeted levels.

BASE ANNUAL SALARY. Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual's performance; (3) promotions resulting in increases in responsibility; and (4) equity in relationship to other executive positions within the Company. With the assistance of the Company's compensation consulting firm, surveys are conducted of benchmark positions in the compensation comparator group, 18 other peer companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. Those which are not direct competitors are in closely-related fields. The Compensation Committee takes into account both the size and performance of the Company relative to the size and performance of the companies in the compensation comparator group. It also considers the competitiveness of the entire compensation package of the Company's executive officers compared to the compensation comparator group. The Compensation Committee reviews which companies are selected for compensation analysis and updates the composition of the compensation comparator group periodically. For fiscal year 1999, the Compensation Committee established target salaries for executive officers which approximated the 50th percentile or median level of benchmarked positions with the compensation comparator group. An individual executive officer's actual salary versus the established target salary depends upon the executive officer's performance, as judged by her or his immediate superior and the chief executive officer. The chief executive officer's performance is judged by the Compensation Committee. The performance of the other five executive officers who serve as members of the management executive committee is judged by the chief executive officer and the Compensation Committee together.

EXECUTIVE INCENTIVE COMPENSATION PLAN. For fiscal year 1999, the EIC Plan, as it applied to executive officers, established a linkage between the annual bonus awards and both the Company's performance and the performance of the executive officers. The Compensation Committee believes that awards under the EIC Plan should include a reward for superior performance and an element of adverse consequences for poor financial results, including no EIC Plan award funding for the Company's financial performance component described below unless the Company achieves corporate financial performance measures previously established by the Compensation Committee. Those targets were exceeded in fiscal year 1999.

For the EIC Plan, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 1999, the six executive officers serving as members of the management executive committee were the Named Officers in the Summary Compensation Table on page 15 plus Peter D. Bewley, Senior Vice President -- General Counsel and Secretary. For the management executive committee officers, 75% of the EIC Plan award was determined by achieving corporate financial performance measures previously established by the Compensation Committee based on a computation consisting of targeted operating margin level, asset turnover rate and net sales growth. The targeted corporate financial measures were exceeded as measured at the end of fiscal year 1999.

The remaining 25% of the EIC Plan award was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting tools, including projects aimed at improving the capability of the Company to grow, the effectiveness of the Company's processes and people and cost savings projects. Individual objectives and the weight given each individual objective were the same for the members of the management executive committee.

The target EIC Plan award for the management executive committee members ranged from 50-80% of base annual salary at June 30, 1999 (100% for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum EIC Plan award potential was 100-160% of base annual salary at June 30, 1999 (200% for the chief executive officer) if the goals were substantially exceeded, and the minimum EIC Plan award was 0 if the goals came in substantially lower than the targets. All EIC Plan awards are determined by the chief executive officer and the Compensation Committee or, in the chief executive officer's case, by the Compensation Committee. The EIC Plan awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals and the successful development of human resources. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target EIC Plan award for these other members of the executive officer group was 40-50% of base annual salary at June 30, 1999 if goals were achieved up to a maximum of 80-100% if the goals were substantially exceeded and down to a minimum of 0 if the goals came in substantially lower than the targets.

LONG-TERM COMPENSATION. A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of incentive plans and through actual stock ownership. In furtherance of this goal, in September 1993, the Compensation Committee began departing from its previous practice of annual grants of stock options and restricted stock and began awarding three-year grants. Consequently, in September 1993 and April 1996, the Company awarded larger grants, which were to be in place of smaller annual grants in September of 1993, 1994, 1995, and April of 1996, 1997 and 1998, respectively. The Compensation Committee believes that these larger, but less frequent, grants were very effective in focusing the officers on creation of stockholder value.

To continue that objective and in anticipation of the expiration of the 1996 awards, the Compensation Committee approved a new 3-year grant to all executive officers in May 1999, intended to replace smaller grants in 1999, 2000 and 2001. Details of the awards to the named officers are set forth in the Option Grant table on page 17. The fiscal year 1999 grants continued the Compensation Committee's past practice of targeting overall compensation to the 50th percentile of comparable positions from the compensation comparator companies. The Compensation Committee granted additional stock options to each executive officer which would have the possibility of lifting the executive officer's stock-based compensation component from the 50th to the 75th percentile based on the Company's performance. Except for such additional stock options, the stock options awarded to executive officers in fiscal year 1999 had ten-year lives and one-third of the number of option shares will vest on each of June 30, 2001, 2002, and 2003. Those option shares vesting on June 30, 2001 have an exercise price of $53.9063, the fair market value on the option grant date. Option shares vesting on June 30, 2002 and 2003 have exercise prices of $59.2969 and $67.3828, premiums of 10% and 25%, respectively, over the $53.9063 fair market value on the option grant date.

The additional stock options granted in May 1999, have an exercise price of $67.3828 and will vest on June 30, 2006, but could vest earlier if the Company meets certain performance criteria. Specifically, if the total stockholder return (stock price appreciation plus dividends paid) of the Common Stock between May 1, 1999 and June 30, 2001 is at or above the 75th percentile measured against a financial comparator group of consumer products companies, then 50% of the stock options will vest on June 30, 2001. If the total stockholder return of the common stock between May 1, 1999 and June 30, 2002, is at or above the 75th percentile measured against the financial comparator group, then all unvested shares will vest. The financial comparator group is comprised of companies that compete with the Company in one or more of its businesses or are tracked by the same investment analysts and therefore compete with the Company for investors. The Compensation Committee periodically reviews and updates the list of financial comparator companies. Currently, there are 24 financial comparator companies.

In fiscal year 1999, performance units were issued to executive officers with vesting to be determined based on the relative total stockholder return of the Common Stock measured against two comparator groups:

first, the total stockholder return of the companies included in Standard & Poor's 500 Stock Index, and second, the total stockholder return of stocks of the financial comparator group. If the Company's total stockholder return is at or above the 60th percentile relative to the stockholder returns of the two groups as measured at the end of fiscal year 2002, the restrictions on the performance units will lapse on that day. If the restrictions do not lapse on that date and the Company's total stockholder return is at or above the 50th percentile at the end of fiscal year 2003, the performance units will vest at that time. If, at the end of fiscal year 2003, the Company's total stockholder return is at or above the 40th percentile, but below the 50th percentile, half of the performance units will vest and the other half will be forfeited. If, at the end of fiscal year 2003, the Company's total stockholder return is below the 40th percentile, all of the performance units will be forfeited. Details of the awards to the Named Officers are included in the Long-term Incentive Awards table on page 19.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved by fiscal year 1999, based on the fair market value of the Common Stock at that time. The levels are the equivalent of four times base annual salary for the chief executive officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options will be counted in determining ownership levels, which will be based on shares of Common Stock held, including restricted stock, performance shares, performance units and shares held via the Company's Employee Retirement Investment Plan, a profit sharing plan which includes 401(k) features. All executive officers have achieved their target stock ownership levels.

BENEFITS. The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and the Employee Retirement Investment Plan. Except for the Supplemental Executive Retirement Plan and the Nonqualified Deferred Compensation Plan described on page 21 and some non-material perquisites given to executive officers, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION.

The Compensation Committee increased Mr. Sullivan's base annual salary on October 1, 1998 from $800,000 to $900,000. In determining the amount of Mr. Sullivan's salary increase for fiscal year 1999, the Compensation Committee took into consideration the Company's overall performance for fiscal year 1998. The Company's achievements for fiscal year 1998 included a total stockholder return of 47%, placing the Company well above the total stockholder return of the S&P 500 and a composite index of the S&P household products index and housewares index; net sales growth of 8%; an increase in net earnings of 19%; a net profit margin of close to 11%; and an all-time record high 28.4% return on equity from continuing operations. Mr. Sullivan's salary increase was also determined based on parity to the median level of comparable positions in the compensation comparator group and his tenure as chief executive officer.

Mr. Sullivan's EIC Plan award for fiscal year 1999 was based upon the weighted corporate financial performance measures (75%) and individual objectives (25%) established by the Compensation Committee as described above. The targets were exceeded, and Mr. Sullivan's EIC Plan award formula called for a payment of $1,185,800.

As described above, Mr. Sullivan received a 3-year grant of stock options and performance units awards during fiscal year 1999. Other than making awards at a higher percentage of his base annual salary, the Compensation Committee did not treat Mr. Sullivan's Stock Incentive Plan or EIC Plan awards differently from other members of the management executive committee.

ONGOING REVIEW OF COMPENSATION.

The Company's compensation consulting firm conducts an ongoing review of the Company's existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee reserves the right to select and/or to meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Compensation Committee has developed performance goals, which have been approved by the Company's stockholders, to qualify the bulk of the EIC Plan awards and all stock-based long-term compensation to the five highest paid executive officers for exclusion from the federal $1 million tax deductibility limit pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee's policy seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year.

      Dean O. Morton, Chair              Juergen Manchot
      Ursula Fairchild                   Lary R. Scott
      Tully M. Friedman

                    (Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Fairchild, Friedman, Manchot, Morton and Scott. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Officers").

                                                                                          LONG-TERM COMPENSATION
                                                                                   -------------------------------------
                                                                                             AWARDS
                                                                                   --------------------------
                                                   ANNUAL COMPENSATION             RESTRICTED    SECURITIES     PAYOUTS
                                        -----------------------------------------     STOCK      UNDERLYING    ---------
                                                                 OTHER ANNUAL       AWARD(S)      OPTIONS/       LTIP
                                         SALARY      BONUS       COMPENSATION       ($)(1)(2)       SARS        PAYOUTS
NAME AND PRINCIPAL POSITION    YEAR        ($)      ($)(1)          ($)(2)           (3)(4)       (#)(2)(4)    ($)(4)(5)
---------------------------  ---------  ---------  ---------  -------------------  -----------  -------------  ---------
G. Craig Sullivan..........       1999  $ 875,000  $1,186,000         --               --         1,200,000    $4,009,779
Chairman of the Board and         1998  $ 781,250  $1,117,000             --           --            --        $ 114,337
Chief Executive Officer           1997  $ 716,250  $ 939,100              --           --            --        $ 103,618

Gerald E. Johnston.........       1999  $ 410,417  $ 419,600          --               --           372,800    $ 751,817
President and Chief               1998  $ 313,750  $ 340,400              --           --            --        $  11,638
Operating Officer                 1997  $ 277,500  $ 285,100              --        $  23,796        50,828    $  10,547

Peter N. Louras............       1999  $ 347,500  $ 321,400          --               --           184,200    $ 995,257
Group Vice President              1998  $ 320,000  $ 340,400              --           --            --        $  15,406
                                  1997  $ 301,250  $ 310,500              --           --            --        $  13,962

Lawrence S. Peiros.........       1999  $ 286,667  $ 224,200          --               --           157,400    $ 585,445
Group Vice President              1998  $ 234,750  $ 255,000          --            $  24,830        --        $   9,062
                                  1997  $ 213,500  $ 187,900              --        $  18,545        --        $   8,213

Karen M. Rose..............       1999  $ 275,000  $ 221,500          --               --           139,600    $ 595,059
Group Vice President --           1998  $ 235,500  $ 215,600              --        $  16,331        10,400    $  15,171
Chief Financial Officer           1997  $ 188,500  $ 126,900              --        $  12,629        --        $  13,110


                               ALL OTHER
                             COMPENSATION
NAME AND PRINCIPAL POSITION     ($)(6)
---------------------------  -------------
G. Craig Sullivan..........    $ 149,754
Chairman of the Board and      $ 200,761
Chief Executive Officer        $ 155,820
Gerald E. Johnston.........    $  58,367
President and Chief            $  70,705
Operating Officer              $  47,130
Peter N. Louras............    $  52,562
Group Vice President           $  74,376
                               $  61,593
Lawrence S. Peiros.........    $  41,950
Group Vice President           $  50,190
                               $  40,503
Karen M. Rose..............    $  37,720
Group Vice President --        $  43,178
Chief Financial Officer        $  36,155

---------

(1) Pursuant to the EIC Plan, in fiscal years 1998 and 1997, executive officers were able to elect some or all of their annual bonus plan awards in Common Stock rather than cash. Those executive officers electing stock received a premium equal to 10% of the gross amount elected to be paid in Common Stock based on the fair market value on September 1, 1998 and September 2, 1997, respectively. Such stock awards are subject to transfer restrictions for two years from the date of grant or the premium will be forfeited. The premium is included in the Restricted Stock Awards column in the Long-Term Compensation portion of this table. The net number of shares and value of the EIC Plan annual bonus amounts paid in Common Stock awards, after deductions to the base awards made for income tax purposes, were as follows: for fiscal year 1998, -- 0 shares ($0) for Messrs. Sullivan, Louras and Johnston; base award -- 3,362 shares ($160,535) and premium -- 520 shares ($24,830) for Mr. Peiros; and base award -- 1,666 shares ($79,552) and premium -- 342 shares ($16,331) for Ms. Rose; and for fiscal year 1997, -- 0 shares ($0) for Messrs. Sullivan and Louras; base award -- 4,630 shares ($153,875) and premium -- 716 shares ($23,796) for Mr. Johnston; base award -- 3,604 shares ($119,777) and premium -- 558 shares ($18,545) for Mr.
    Peiros; and base award -- 2,460 shares ($81,756) and premium -- 380 shares ($12,629) for Ms. Rose. The bonus amounts include a holiday bonus of $200 per person in each year.

(2) Amounts include awards earned for the years indicated. To continue its objective of focusing the executive officers on creation of stockholder value and in anticipation of the expiration of fiscal year 1996 awards, the Compensation Committee approved a new 3-year grant of stock options and performance units to all executive officers in fiscal year 1999. Other Annual Compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any Named Officer.

(3) The value of all restricted stock awards set forth in the table above was determined by multiplying the fair market value of the Common Stock on the date of grant by the number of shares awarded. As of June 30, 1999, the number and value of aggregate restricted stock award holdings, based on the fair market value of $52.4503 on June 30, 1999, were as follows: 0 shares ($0) for Messrs. Sullivan and Louras; 716 shares ($37,554) for Mr. Johnston; 1,078 shares ($56,541) for Mr. Peiros; and 722 shares ($37,869) for Ms. Rose. Dividends are paid on shares of restricted stock awarded commencing from the date of grant.

(4) In the event of a "change of control," "business combination," or complete liquidation or dissolution of the Company, all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20%. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement, which currently is 30%. See "Certain Relationships and Transactions" on page 10. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. A feature of the Stock Incentive Plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(5) The amounts reflect dividends received from deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock and from performance units granted in April 1996. In addition, the amounts for fiscal year 1999 include the value of performance units granted between April 1996 and March 1998, which vested on June 30, 1999. Based on their value on the earliest settlement date of August 17, 1999, the number and value of the vested performance units granted between April 1996 and March 1998 were as follows: 95,536 units ($3,881,150) for Mr. Sullivan; 18,184 units ($738,725) for Mr. Johnston; 24,072 units ($977,925) for Mr. Louras; 14,160 units ($575,250) for Mr. Peiros; and 14,208 units ($577,200) for Ms.
    Rose.

(6) Except for amounts received under the Nonqualified Deferred Compensation Plan, the amounts shown in the column are pursuant to programs provided to salaried employees generally and represent actual Company contributions under the Company's Employee Retirement Investment Plan and the Nonqualified Deferred Compensation Plan, and term life insurance premiums paid by the Company for the benefit of each respective Named Officer, respectively, in the following amounts: for fiscal year 1999, $11,200, $137,204 and $1,350 for Mr. Sullivan; $11,950, $45,667 and $750 for Mr. Johnston; $11,950,
    $40,049 and $563 for Mr. Louras; $11,950, $29,527 and $473 for Mr. Peiros;
    and $11,950, $25,350 and $420 for Ms. Rose; for fiscal year 1998, $11,200,
    $188,361 and $1,200 for Mr. Sullivan; $11,950, $58,267 and $488 for Mr.
    Johnston; $11,950, $61,938 and $488 for Mr. Louras; $11,950, $37,827 and
    $413 for Mr. Peiros; and $11,950, $30,838 and $390 for Ms. Rose; and for fiscal year 1997, $18,200, $136,532 and $1,088 for Mr. Sullivan; $18,950,
    $27,760 and $420 for Mr. Johnston; $18,950, $42,186 and $457 for Mr. Louras;
    $11,376, $28,800 and $327 for Mr. Peiros; and $11,376, $24,491 and $288 for
    Ms. Rose.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights ("SARs") granted or exercised during fiscal year 1999 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 1999.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

             (A)                    (B)            (C)           (D)          (E)                      (F)            (G)
                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION FOR OPTION
                                                         INDIVIDUAL GRANTS                              TERM
                                              ---------------------------------------  ---------------------------------------

                                               % OF TOTAL
                                 NUMBER OF    OPTIONS/ SARS
                                SECURITIES     GRANTED TO
                                UNDERLYING    EMPLOYEES IN   EXERCISE OR
                               OPTIONS/SARS      FISCAL      BASE PRICE   EXPIRATION
NAME                           GRANTED(#)(1)     YEAR(2)     ($/SHARE)(1)   DATE(3)      0%(4)        5%(4)         10%(4)
-----------------------------  -------------  -------------  -----------  -----------  ---------  -------------  -------------
G. Craig Sullivan............      126,600          2.79%     $ 53.9063     05/06/09      -0-     $   4,291,911  $  10,876,545
                                   126,600          2.79%     $ 59.2969     05/06/09      -0-     $   3,609,455  $  10,194,089
                                   126,600          2.79%     $ 67.3828     05/06/09      -0-     $   2,585,780  $   9,170,414
                                   820,200         18.06%     $ 67.3828     12/31/06      -0-     $  16,752,422  $  59,412,113

Gerald E. Johnston...........       54,000          1.19%     $ 53.9063     05/06/09      -0-     $   1,830,673  $   4,639,285
                                    54,000          1.19%     $ 59.2969     05/06/09      -0-     $   1,539,578  $   4,348,190
                                    54,000          1.19%     $ 67.3828     05/06/09      -0-     $   1,102,939  $   3,911,551
                                   210,800          4.64%     $ 67.3828     12/31/06      -0-     $   4,305,548  $  15,269,536

Peter N. Louras..............       27,400          0.60%     $ 53.9063     05/06/09      -0-     $     928,897  $   2,354,007
                                    27,400          0.60%     $ 59.2969     05/06/09      -0-     $     781,193  $   2,206,304
                                    27,400          0.60%     $ 67.3828     05/06/09      -0-     $     559,640  $   1,984,750
                                   102,000          2.25%     $ 67.3828     12/31/06      -0-     $   2,083,330  $   7,388,485

Lawrence S. Peiros...........       23,400          0.52%     $ 53.9063     05/06/09      -0-     $     793,292  $   2,010,357
                                    23,400          0.52%     $ 59.2969     05/06/09      -0-     $     667,150  $   1,884,215
                                    23,400          0.52%     $ 67.3828     05/06/09      -0-     $     477,940  $   1,695,005
                                    87,200          1.92%     $ 67.3828     12/31/06      -0-     $   1,781,043  $   6,316,430

Karen M. Rose................       20,800          0.46%     $ 53.9063     05/06/09      -0-     $     705,148  $   1,786,984
                                    20,800          0.46%     $ 59.2969     05/06/09      -0-     $     593,023  $   1,674,858
                                    20,800          0.46%     $ 67.3828     05/06/09      -0-     $     424,836  $   1,506,671
                                    77,200          1.70%     $ 67.3828     12/31/06      -0-     $   1,576,795  $   5,592,069

---------

(1) In fiscal year 1999, stock option grants continued the Compensation Committee's past practice of targeting overall compensation to the 50th percentile of comparable positions from the compensation comparator group (as described in the Compensation Committee Report on page 10). The Compensation Committee granted additional stock options to each executive officer which would have the possibility of lifting the executive officer's stock-based compensation component from the 50th to the 75th percentile. Except for such additional stock options, the stock options awarded to executive officers in fiscal year 1999 had ten-year lives and one-third of the number of option shares will vest on each of June 30, 2001, 2002, and 2003. Option shares vesting on June 30, 2001 have an exercise price of $53.9063, the fair market value on the option grant date. Option shares vesting on June 30, 2002 and 2003 have exercise prices of $59.2969 and $67.3828, premiums of 10% and 25%, respectively, over the $53.9063 fair market value on the option grant date. The additional stock options will vest in seven years, on June 30, 2006, but could vest earlier based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against the total stockholder return of an index of stocks of the financial comparator group (as described in the Compensation Committee Report on page
    12). If, on average, the Company's total stockholder return is at or above the 75th percentile relative to the stockholder return of the financial comparator group as measured at the end of fiscal year 2001, 50 percent of the restrictions on the additional stock options will lapse on June 30, 2001. If, on average, the Company's total stockholder return is at or above the 75th percentile relative to the stockholder returns of the financial comparator group as measured at the end of fiscal year 2002, 100 percent (or 50 percent if 50 percent vested on June 30, 2001) of the restrictions on the additional stock options will lapse on June 30, 2002. Any additional stock options that vest on June 30, 2001 or June 30, 2002, will not expire until May 6, 2009. Any additional stock options that vest on June 30, 2006 will expire on December 31, 2006. The stock options granted during fiscal year 1999 are intended to cover the next three fiscal years. In the event of a "change of control" (as described in footnote (4) to the Summary Compensation Table on page 16), all stock options become exercisable.

(2) The total number of options/SARs granted to employees of the Company in fiscal year 1999 represented 4,541,544 shares of Common Stock. The potential realizable value (excluding dividends) of such options at assumed annual rates of appreciation of 5% and 10% from the dates of their respective grants to the end of the option terms using the appropriate prices above would be $105,399,331 and $330,197,328, respectively.

(3) The 5% and 10% assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on May 6, 1999, the date of grant of the above options, was $53.9063 per share.

(4) Based on the fair market value of $52.4503 of the outstanding shares of Common Stock on June 30, 1999 and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5% and 10% for a ten-year period for all stockholders would be $7,815,090,766 and $19,804,974,399, respectively. The potential realizable value at assumed annual rates of appreciation of 5% and 10% rates on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $47,390,591 and $154,221,860 respectively. Thus, the Named Officers' potential realizable value as a percentage of all stockholders' gain would be 0.61% in the event of a 5% assumed annual rate of appreciation and 0.78% in the event of a 10% assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders' gain would be 1.35% in the event of a 5% assumed annual rate of appreciation and 1.67% in the event of a 10% assumed annual rate of appreciation over the ten-year option terms.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED  IN-THE-MONEY OPTIONS/SARS
                                                               OPTIONS/SARS AT FY-END        AT FY-END ($)
                               SHARES ACQUIRED      VALUE         (#) EXERCISABLE/           EXERCISABLE/
NAME                           ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE(1)        UNEXERCISABLE(1)(2)
-----------------------------  ---------------  -------------  ----------------------  -------------------------
G. Craig Sullivan............       245,156     $  10,945,703    1,265,504/1,403,888    $ 41,894,455/$5,743,331
Gerald E. Johnston...........        77,484     $   3,083,609        203,040/412,272    $  6,492,322/$1,102,025
Peter N. Louras..............             0                 0        416,640/235,576    $ 14,501,436/$1,447,213
Lawrence S. Peiros...........             0                 0        136,508/187,620    $    4,418,905/$851,269
Karen M. Rose................        42,404     $   1,810,950        156,060/170,416    $    5,078,563/$776,245

---------

(1) The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1987 Stock Option Plan or the 1996 Stock Incentive Plan. In the event of a "change of control," "business combination" or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 16), all stock options become exercisable.

(2) The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end, June 30, 1999, by $52.4503, the fair market value of the Common Stock on such date, minus the exercise price of each unexercised option.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The table below reflects awards to the Named Officers during fiscal year 1999 under The Clorox Company 1996 Stock Incentive Plan. If conditions are met, such awards are redeemable in shares of Common Stock.

                 (A)                                 (B)                                   (C)
                                         NUMBER OF SHARES, UNITS OR         PERFORMANCE OR OTHER PERIOD UNTIL
                                                    OTHER                               MATURATION
NAME                                            RIGHTS (#)(1)                         OR PAYMENT (2)
-------------------------------------  -------------------------------  ------------------------------------------
G. Craig Sullivan....................               105,200                     6/30/02, 6/30/03 or Forfeited
Gerald E. Johnston...................                49,600                     6/30/02, 6/30/03 or Forfeited
Peter N. Louras......................                25,200                     6/30/02, 6/30/03 or Forfeited
Lawrence S. Peiros...................                21,600                     6/30/02, 6/30/03 or Forfeited
Karen M. Rose........................                19,200                     6/30/02, 6/30/03 or Forfeited

---------

(1) To continue its objective of focusing the executive officers on creation of stockholder value and in anticipation of the expiration of fiscal year 1996 awards, the Compensation Committee approved a new 3-year grant of performance units to all executive officers in May 1999. The May 1999 grants could vest on June 30, 2002 based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against two comparator groups: first, the total stockholder return of the companies included in Standard & Poor's 500 Stock Index and second, the total stockholder return of an index of stocks of the financial comparator group (as described in the Compensation Committee Report on page 12). If the Company's total stockholder return is at or above the 60th percentile relative to the stockholder returns of the two groups as measured at the end of fiscal year 2002, the restrictions on the performance units will lapse on that day. If the restrictions do not lapse on that date and the Company's total stockholder return is at or above the 50th percentile at the end of fiscal year 2003, the performance units will vest at that time. If, at the end of fiscal year 2003, the Company's total stockholder return is at or above the 40th percentile, but below the 50th percentile, half of the performance units will vest and the other half will be forfeited. If, at the end of fiscal year 2003, the Company's total stockholder return is below the 40th percentile, all of the performance units will be forfeited. The performance units are redeemable in an equal number of shares of Common Stock.

(2) In the event of a "change of control" (as described in footnote (4) to the Summary Compensation Table on page 16), all performance units become exercisable.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and a composite index composed of the Standard & Poor's Household Products Index and the Standard & Poor's Housewares Index for a five-year period ending June 30, 1999. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             The Clorox Company    Combined Index    S&P 500
6/94                        100               100        100
6/95                        138               133        126
6/96                        193               170        159
6/97                        295               253        214
6/98                        434               313        279
6/99                        491               325        342

The foregoing report of the Compensation Committee of the board of directors on executive compensation and the performance graph that appears immediately above shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: the Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan ("SERP").

The Company's Pension Plan is a noncontributory "cash balance" defined benefit plan qualified under pertinent income tax laws. Essentially all salaried employees as well as nonunion hourly employees with at least one year of service participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3% of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants' benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Lawrence S. Peiros who will receive benefits calculated under the cash balance formula, each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in her or his benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55% of the average annual compensation for the three consecutive years of highest compensation. Compensation consists of base annual salary and the EIC Plan bonus. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 15 . There is a minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Employee Retirement Investment Plan and Nonqualified Deferred Compensation Plan.

Assuming retirement at age 65, fiscal year 1999 annual base salary and bonus and no future increase in such compensation and an interest rate of 8%, the SERP benefits for the Named Officers will exceed benefits under the other plans. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight life annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

                                                                                  15 OR MORE
                                                                                   YEARS OF
COMPENSATION(1)                                                                    SERVICE
------------------------------------------------------------------------------  --------------
$500,000......................................................................   $    275,000
$600,000......................................................................   $    330,000
$700,000......................................................................   $    385,000
$800,000......................................................................   $    440,000
$900,000......................................................................   $    495,000
$1,000,000....................................................................   $    550,000
$1,100,000....................................................................   $    605,000
$1,200,000....................................................................   $    660,000
$1,300,000....................................................................   $    715,000
$1,400,000....................................................................   $    770,000
$1,500,000....................................................................   $    825,000
$1,600,000....................................................................   $    880,000
$1,700,000....................................................................   $    935,000
$1,800,000....................................................................   $    990,000
$1,900,000....................................................................   $  1,045,000
$2,000,000....................................................................   $  1,100,000
$2,100,000....................................................................   $  1,155,000
$2,200,000....................................................................   $  1,210,000
$2,300,000....................................................................   $  1,265,000

---------

(1) The number of years of credited service for each of the Named Officers are:
    Mr. Sullivan, 28; Mr. Johnston, 17; Mr. Louras, 19; Mr. Peiros, 18; and Ms. Rose, 21.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 15 above. The term of the employment agreement for Mr. Sullivan is five years and for each of the other Named Officers is three years. Such agreement terms are "evergreen" in that they maintain a five-year term, in the case of the chief executive officer, or a three-year term, in the case of the other Named Officers, unless either party gives five-years' notice of termination, in the case of the chief executive officer's employment agreement, and three-years' notice of termination, in the case of the other Named Officers' employment agreements. The employment agreements are also terminable at any time by the Company for "Cause," as that term is defined in them, or "at will" by either the Named Officer or the Company. In the case of an "at will" termination by the Company, a Named Officer is entitled to receive annually severance benefits of her or his then current base salary, plus 75% of her or his target EIC Plan award for the previous fiscal year, for the length of the remaining term of her or his employment agreement, subject to offset for other earned income. The Named Officer is also entitled to continue to participate in the Company's medical and dental insurance programs for the same period. In addition, the Named Officer would receive a pro-rated EIC Plan award for the year in which termination occurs.

The Company has entered into change of control agreements with each of the Named Officers. Within a three-year period of a "change of control," "business combination" or complete dissolution or liquidation of the Company (as described in footnote (4) to the Summary Compensation Table on page 16), a Named Officer may terminate her or his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the Named Officer will receive a lump sum amount equal to his then current base salary, plus 100% of her or his target EIC Plan award for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For the Named Officers, such multiple is three. In addition, a Named Officer is entitled to continue to participate in the Company's medical and dental insurance programs for the remaining term of her or his change of control agreement. The Named Officer would also receive a pro-rated EIC Plan award for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the Named Officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer's level in the organization and her or his tenure as an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1999, except that Mr. Steven S. Silberblatt filed an amended Form 5 in August 1999 to disclose a stock option grant received before he became an executive officer, which was inadvertently omitted from his Form 3 filing, and Mr. Anthony Biebl and Ms. Janet Brady filed amended Form 5's in September 1999 to disclose charitable stock gifts that were previously inadvertently not reported.

PROPOSAL NO. 2:
ADOPTION OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

The Company's Certificate of Incorporation currently authorizes 375,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. On July 20, 1999, the board of directors declared a two-for-one stock split of the Company's Common Stock on all shares held of record as of the close of business on July 30, 1999. After giving effect to the stock split, the Company had 237,351,774 shares of Common Stock outstanding on August 23, 1999, and stock options and performance units exercisable for or payable in 14,105,764 shares of Common Stock were outstanding on such date.

The board of directors has adopted, subject to approval by stockholders at the Annual Meeting, an amendment of the Company's Certificate of Incorporation ("Amendment") to increase the authorized capital of the Company. The proposed Amendment provides that the Company's authorized stock would consist of 750,000,000 shares of Common Stock, with a par value of $1.00 per share, and 5,000,000 shares of Preferred Stock, with a par value of $1.00 per share. Thus, the Amendment does not increase or otherwise affect the number of authorized shares of Preferred Stock which may be issued by the Company. The provisions of Article Four of the Certificate of Incorporation as proposed to be amended are set forth in Appendix A to this proxy statement.

The board of directors believes that as a result of the stock split and taking into account outstanding options, deferred stock units and performance units, it would be advisable for the Company to have additional authorized shares available for use in future transactions involving the issuance of shares of the Company's Common Stock. The additional shares, if so authorized, could be issued at the discretion of the board of directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with acquisitions, efforts to raise additional capital for the Company, and other corporate purposes. Except for its existing director and employee stock-based compensation plans, the Company currently has no plans or commitments that would involve the issuance of additional shares of Common Stock.

Authorizing the Company to issue more shares than currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers or privileges of holders of outstanding Common Stock.

This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest. The submission of this proposal is not a part of any plan by the Company's management to render the takeover of the Company more difficult.

The board of directors recommends the adoption of the following resolution which will be presented to the Annual Meeting:

       RESOLVED, that the stockholders of The Clorox Company hereby approve the amendment of The Clorox Company's Certificate of Incorporation to increase the authorized capital of The Clorox Company as set forth in Appendix A.

The persons designated in the enclosed proxy will vote your shares FOR approval unless instructions to the contrary are indicated in the enclosed proxy. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment of the Company's Certificate of Incorporation.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES OF COMMON STOCK VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3:
RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2000. Deloitte & Touche LLP has been so engaged since 1957. During fiscal year 1999, Deloitte & Touche LLP examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution which will be presented to the Annual Meeting:

       RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2000.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless instructions to the contrary are indicated in the enclosed proxy. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

Consolidated financial statements for the Company are attached as Appendix B to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ending June 30, 1999 filed with the

Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 1999 Form 10-K (excluding exhibits) will be furnished, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week.

SOLICITATION OF PROXIES

The Company has not retained an outside firm in connection with the solicitation of the enclosed proxy. However, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telegraph, facsimile or personal call.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Stockholders who may wish to present proposals for inclusion in the Company's proxy material and for consideration at the 2000 annual meeting must submit such proposals in writing to the Secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 1, 2000. Any proposal submitted with respect to the Company's 2000 Annual Meeting of Stockholders later than May 31, 2000 will be considered untimely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934 if notice thereof is received by the Company later than September 8, 2000.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          Peter D. Bewley,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL
                                          AND SECRETARY

September 29, 1999

APPENDIX A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

The first paragraph and sentence of ARTICLE FOUR of the Certificate of Incorporation of The Clorox Company is hereby amended to read as follows:

       The total number of shares of stock which the corporation shall have authority to issue is 755,000,000 shares, consisting of 750,000,000 shares of Common Stock having a par value of $1.00 per share and 5,000,000 shares of Preferred Stock having a par value of $1.00 per share.

                                   APPENDIX B

[FINANCIAL STATEMENTS, FOOTNOTES AND MANAGEMENT'S DISCUSSION & ANALYSIS TO BE INSERTED UPON COMPLETION OF REVIEW BY CERTIFIED PUBLIC ACCOUNTANTS.]

                                  Recycle Logo

                           Printed on Recycled Paper

                                     PROXY

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF THE CLOROX COMPANY

The undersigned, whose signature appears on the reverse, hereby appoints G. C. SULLIVAN, P. D. BEWLEY and K. M. ROSE, and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of The Clorox Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 17, 1999, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of Items 1, 2 and 3.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on
                                                 ---------------------------
the reverse side and use the following space:
----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN
      AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS PLUS HELP
                   THE COMPANY AVOID ADDITIONAL EXPENSES.


--------------------------------------------------------------------------------
DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE


   CLOROX HAS EXPANDED THE SERVICES AVAILABLE ON OUR SHAREHOLDER DIRECT LINE.

Call 1-888-CLX-NYSE (1-888-259-6973) to access our expanded Clorox Shareholder Direct Services. Use the menu below to navigate through the options available to you:

Press 1     Delayed Stock Quote
Press 2     Dividend/Earnings Information
Press 3     News Releases
Press 4     Printed Materials Requests (Press 1 to request faxed press releases;
            Press 2 to request a mailed copy of available printed materials)
Press 5     Shareholder Services (Press 1 to reach our transfer agent; Press 2 to reach Clorox Investor Relations)
Press 6     Frequently Asked Questions

Log onto our web site at http://www.clorox.com/invest.html to view many of these same items online or to request mailed materials. You can even sign up for our news by email service.
                                     [LOGO]

--------------------------------------------------------------------------------

 /X/ PLEASE MARK                                                           0129
     CHOICES IN BLUE OR
     BLACK INK AS IN
     THIS SAMPLE.

     The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposals 2 and 3.

                                                                                                               FOR   WITHHELD
Nominees
--------                                                                       1. Election of Directors        / /     / /
01  Daniel Boggan, Jr.   05   Juergen Manchot         09   Edward L. Scharff      (See list to the left.)
02  John W. Collins      06   Robert W. Matschullat   10   Lary R. Scott
03  Ursula Fairchild     07   Dean O. Morton          11   G. Craig Sullivan   For, except vote withheld
04  Tully M. Friedman    08   Klaus Morwind           12   C. A. (Al) Wolfe    from the following
                                                                               nominee(s):
                                                                               ----------------------------------------------------
                                                                                                               FOR  AGAINST ABSTAIN
                                                                               2. Proposal to approve an       / /    / /     / /
                                                                                  amendment of The Clorox
                                                                                  Company's Certificate of
                                                                                  Incorporation to increase
                                                                                  the number of shares of
                                                                                  authorized Common Stock
                                                                                  of The Clorox Company.

                                                                               3. Proposal to ratify the       / /    / /     / /
                                                                                  selection of Deloitte
                                                                                  & Touche LLP, certified
                                                                                  public accountants, for
                                                                                  the fiscal year ending
                                                                                  June 30, 2000.

                                                                               Check this box if you have      / /
                                                                               comments or a change of
                                                                               address and use the back of
                                                                               this card.

                                                                               Check this box if you wish      / /
                                                                               to attend and vote at the
                                                                               meeting.

SIGNATURE(S)                           DATE
            ---------------------------     ------------------------------------
NOTE: Your signature should conform with your name as printed above. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy. If stock is held in joint partnership, all co-owners must sign. Please sign, date and return promptly.
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DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE


   [DRAFT - FOR PRELIMINARY PROXY STATEMENT FILING - SHARES NOT YET VOTABLE]

        THE CLOROX COMPANY--ANNUAL MEETING--NOVEMBER 17, 1999     [LOGO]

                     CLOROX OFFERS PHONE OR INTERNET VOTING
                         24 hours a day, 7 days a week

ON A TOUCH-TONE PHONE, CALL TOLL-FREE X-XXX-XXX-XXXX (OUTSIDE THE US,
CANADA, PUERTO RICO AND THE US VIRGIN ISLANDS, CALL XXX-XXX-XXXX). YOU WILL HEAR THESE INSTRUCTIONS:
-    Enter the last four digits from your social security number.
-    Enter the control number from the box above, just below the perforation.
-    You will then have two options:
     OPTION 1:   To vote as the Board of Directors recommends on all three
                 proposals; or
     OPTION 2:   To vote on each proposal separately.
-    Your vote will be repeated to you and you will be asked to confirm it.

LOG ONTO THE INTERNET AND TYPE: http://xxx.xxxxxxx.xxxx/xxx
-    Have your proxy card ready and follow the instructions.
-    You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

  IF YOU HAVE VOTED BY PHONE OR INTERNET, PLEASE DO NOT RETURN THE PROXY CARD.

                             THANK YOU FOR VOTING!
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